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                           JOINT FILING AGREEMENT

THIS AGREEMENT dated the 30th day of March, 2001.

WHEREAS:

A. On March 28, 2001, MFC Bancorp Ltd. ("MFC") and MFC Merchant Bank Ltd. ("Merchant Bank"), a wholly-owned subsidiary of MFC, acquired shared voting and dispositive power over additional shares of common stock and securities exchangeable into shares of common stock of ICHOR Corporation ("ICHOR");

B. MFC and Merchant Bank (each a "Filer" and collectively, the "Filers") are responsible for filing a Schedule 13D/A (the "Schedule 13D/A") relating to the acquisition or disposition of the shares of common stock of ICHOR, pursuant to U.S. securities laws.

NOW THEREFORE THE PARTIES AGREE AS FOLLOWS:

1. Each Filer covenants and agrees that it is individually eligible to use the Schedule 13D/A which is to be filed;

2. Each Filer is individually responsible for the timely filing of any amendments to the Schedule 13D/A, and for the completeness and accuracy of the information concerning themselves, but is not responsible for the completeness and accuracy of any of the information contained in the Schedule 13D/A as to the other Filer, unless such Filer knows or has reason to believe that the information is inaccurate;

3. This Schedule 13D/A contains the required information with regard to each Filer and indicates that it is filed on behalf of both Filers; and

4. Each Filer agrees that the Schedule 13D/A to which this Joint Filing Agreement is attached as Exhibit 1 is filed on its behalf.

IN WITNESS WHEREOF the parties have duly executed this Joint Filing
Agreement.


MFC BANCORP LTD.

By:    /s/ Michael J. Smith
     ------------------------------------
      Michael J. Smith, President


MFC MERCHANT BANK S.A.

By:    /s/ Claudio Morandi
     ------------------------------------
      Claudio Morandi, President


By:    /s/ Peter Hediger
     ------------------------------------
      Peter Hediger, Vice President